EXHIBIT 99.1


     [CT CORPORATION Letterhead]


November 27, 2001

Andre Davis
Cahill Gordon & Reindel
80 Pine Street
New York, NY
10005-0000

Re: The Registration Statement on Form S-3 on behalf of XL Capital Ltd

Ladies and Gentlemen:

CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011, accepts its appointment as agent for service of process for XL Capital Ltd in connection with the above referenced Registration Statement on Form S-3

Any process received by us shall be forwarded as follows:

                         XL House
                         One Bermudiana Road
                         Hamilton HM11
                         Bermuda

Any process received by us shall be forwarded as follows:

                         Paul S. Giordano, Esq.
                         Executive Vice President
                         General Counsel and Secretary
                         XL Capital Ltd.
                         (414) 292-8515


We acknowledge receiving $341.00 for the first year of this appointment. XL Capital Ltd will be invoiced annually at our then-current renewal rate so long as such invoices continue to be paid, or until we are advised in writing to discontinue our representation.

Our continued representation is contingent upon our receipt of timely payment of our charges for service.

Sincerely,


/s/ Deborah Diaz
Deborah Diaz
Associate/Customer Specialist

Order # 4929702